Exhibit 99.1

PRESS RELEASE

	CONTACT:	Al Petrie	Janet Yang
FOR IMMEDIATE RELEASE		Investor Relations Coordinator	EVP & CFO
		apetrie@wtoffshore.com	investorrelations@wtoffshore.com
		713-297-8024	713-624-7326

W&T Offshore Completes Acquisition of Producing Properties in Gulf of Mexico and Named Apparent High Bidder on Two Blocks in the Latest Gulf of Mexico Lease Sale

HOUSTON, September 3, 2019 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) announced today that it has closed the previously-announced purchase of ExxonMobil Corporation’s ("ExxonMobil") interests in and operatorship of oil and gas producing properties in the eastern region of the Gulf of Mexico (“GOM”), offshore Alabama, and related onshore and offshore facilities and pipelines. After taking into account customary closing adjustments and an effective date of January 1, 2019, cash consideration paid by W&T was $167.6 million which includes a previously-funded $10 million deposit. The acquisition was funded by cash on hand and borrowings on its previously-undrawn revolving bank credit facility; W&T will also assume asset retirement obligations associated with these assets.

Key highlights of the ExxonMobil transaction include:

•	Adds net proved reserves of approximately 74 million barrels of oil equivalent (“Boe”) of which 99% are proved developed producing and 22% are liquids estimated as of the effective date
•	Produced approximately 19,800 net Boe per day (25% liquids) from the acquired properties in the first quarter of 2019
•	Includes working interests in nine GOM offshore producing fields and an onshore treatment facility that are adjacent to existing properties owned and operated by W&T

•	Creates significant opportunities for synergies, consolidations and cost savings as W&T will become the largest operator in the area
•	Allows for potential to add incremental reserves with little or no capital by consolidating operations and extending field life
•	Provides additional upside opportunities from potential future drilling locations and facility modifications

In addition, the Company announced it is the apparent high bidder on two shallow water blocks in the GOM Outer Continental Shelf (OCS) Region-wide Oil and Gas Lease Sale 253 held by the Bureau of Ocean Energy Management ("BOEM") on August 21, 2019.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, "We are pleased to have closed our purchase of free cash flow positive, producing properties in the GOM from ExxonMobil exactly as scheduled. These low-decline assets add significant reserves and production to our portfolio and are adjacent to our current operations. This provides us the opportunity to recognize increased scale, rationalize operations and capture cost efficiencies to further grow cash flow. In addition, we remain active in seeking other new GOM opportunities through our participation in the BOEM lease sale earlier this month where we were named apparent high bidders on two shallow water blocks. We will continue to focus on maximizing value through accretive acquisitions, organic growth and operational excellence. We have a premier portfolio of both shallow water and deepwater properties that generate a solid and consistent source of cash flow with significant upside that will be further enhanced by this acquisition.”

GOM Lease Sale 253

W&T is the apparent high bidder on two shallow water blocks, Ship Shoal 332 and 367. These two blocks cover approximately 10,300 acres and, if awarded, the Company will pay approximately $0.3 million for the awarded leases, which reflects a 100% working interest in the acreage and a royalty rate of 12.5%. The blocks have a five-year lease term and are in close proximity to current W&T acreage.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 47 producing fields in federal and state waters and has under lease approximately 818,000 gross acres in the Gulf of Mexico, including approximately 598,000 gross acres on the conventional shelf and approximately 220,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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